Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2021 relating to the financial statements of Bally’s Corporation, appearing in the Annual Report on Form 10-K of Bally’s Corporation for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
May 24, 2021